ARTICLES OF INCORPORATION
OF
REGIONAL HEALTH PROPERTIES, INC.

These Articles of Incorporation are submitted for filing for the purpose of creating and organizing a business corporation pursuant to the applicable provisions of the Georgia Business Corporation Code (as amended from time to time, the "Code").

Article I: Corporate Name

The filing entity being formed is a business corporation. The name of the corporation is Regional Health Properties, Inc. (the "Corporation").

Article II: Corporate Purpose

The Corporation is formed for the purpose of engaging in any lawful business in which a business corporation may engage under the Code.

Article III: Capital Stock

The Corporation shall have the authority to issue one thousand (1,000) shares of common stock, no par value per share.

Article IV: Initial Registered Office and Agent

The initial registered office of the Corporation is located at 2180 Satellite Blvd., Suite 400, Gwinnett County, Duluth, Georgia 30097. The initial registered agent of the Corporation at such office is Corporation Process Company.

Article V: Incorporator

The name and address of the incorporator of the Corporation is Allan J. Rimland, 454 Satellite Blvd. NW, Suite 100, Suwanee, Georgia 30024.

Article VI: Initial Principal Office

The address of the initial principal office of the Corporation is 454 Satellite Blvd. NW, Suite 100, Suwanee, Georgia 30024.

Article VII: Limitation of Director Liability

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent the director is found liable for: (i) a breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) improper distribution to shareholders; or (iv) a transaction from which the director received an improper personal benefit.

Article VIII: Indemnification

The Corporation shall indemnify its officers and directors to the fullest extent permitted under the Code. Such indemnification shall not be deemed exclusive of any additional indemnification that the board of directors of the Corporation may deem advisable or of any rights to which those indemnified may otherwise be entitled. The board of directors of the Corporation may determine from time to time whether and to what extent to maintain insurance providing indemnification for officers and directors, and such insurance need not be limited to the Corporation's power of indemnification under the Code.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on January 26, 2017.

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By: Allan J. Rimland

Title: Incorporator